October 6, 2004


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Northeast Utilities
          File No. 70-8080

Gentlemen:

     I am Senior Counsel of Northeast Utilities Service
Company (NUSCO), a service company subsidiary of Northeast Utilities (NU), a registered holding company, and in that capacity I have acted as counsel to NU and NUSCO (collectively, the Applicants) in connection with their application/declaration, as amended (the Application) in File No.70-8080 for authority for NUSCO, acting on behalf of NU, to issue to non-employee trustees of NU up to 50,000 Common Shares, $5.00 par value, of NU to be acquired on the open market from time to time as part of their compensation as trustees (the Transactions). I am furnishing this opinion in connection with the Certificate of Consummation pursuant to Rule 24 in this file.

     I have examined, or caused to be examined by counsel associated with me, the Application, NU's Declaration of Trust, as amended and NUSCO's charter, the minutes of meetings of the shareholders and Board of Trustees of NU and the Board of Directors of NUSCO, and such other records and documents, and have examined such other issues of fact and law, as I have deemed necessary in order to enable me to render this opinion.

     I am a member of the bars of the Commonwealth of Massachusetts and the State of Connecticut. This opinion is limited to matters of Massachusetts, Connecticut, and federal law. I have assumed that the Transactions were carried out in conformity with the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

    Based on and subject to the foregoing, I am of the following opinion:

     1. All state laws applicable to the Transactions were complied with;

     2. The NU Common Shares used as compensation for the non-employee trustees of NU in accordance with the terms of the Application were at the time of such use validly issued, fully paid and non-assessable, and the holders thereof were entitled to the rights and privileges appertaining thereto set forth in the Declaration of Trust;

     3. NUSCO, acting on behalf of NU, legally acquired the NU Common Shares in the open market as described in the Application; and

     4. The consummation of the Transactions did not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.


                                        Very truly yours,


                                        /s/ Richard M. Early